Exhibit 99.4

Poster Session at ASCO, Chicago, IL (May 31- June 4, 2013)
Abstract #112638: Open label evaluation of ECG in patients with chronic lymphocytic leukemia (CLL) receiving ibrutinib monotherapy
Date/Time: June 02, 2013, 8:00AM - 11:45AM
Location: S Hall A2

David Loury, Juthamas Sukbuntherng, Fong Clow, Danelle Frances James, Lori A. Kunkel; Pharmacyclics, Sunnyvale, CA; Pharmacyclics, Redwood City, CA

Background:  Ibrutinib is a first-in-class selective small molecule inhibitor of Bruton’s tyrosine kinase (BTK) under development for the treatment of B-cell malignancies. The aim of this study was to characterize the possible effect of ibrutinib on ECG intervals in patients with CLL.

Methods:  A Phase 1b/2 study (PCYC-1102-CA) of oral dosing of ibrutinib was conducted in patients with treatment-naïve (TN) or relapsed/refractory (R/R) CLL.  Patients were enrolled into 6 groups treated with ibrutinib at 420 mg/day or 840 mg/day (n=132). One cycle was 28 days. ECG data were obtained along with the blood samples during Cycle 1.  Additional ECG measurement was performed on Day 28 of Cycles 3, 6, 12, 18, and 24 and at the end of study.  An interim ECG analysis was performed using the data from R/R patients at 420 mg/day (n=18), TN patients at 420 mg/day (n=20), and R/R patients at 840 mg/day (n=29). For ECG analysis, the pre-dose values on Cycle 1 Day 1 were used as the baseline for each post-dose time-point for all ECG parameters.  The QT and RR values for each beat were used for both Fridericia's correction (QTcF) and Bazett's correction (QTcB).  The relationship between plasma concentrations of ibrutinib and ΔQTcF (change-from-baseline QTcF) was investigated by a linear mixed-effects modeling approach.

Results:  Median ages for R/R 420 mg, TN 420 mg, and R/R 840 mg dose groups were 59, 71, and 62 years, respectively. There was no clinically significant change in heart rate (HR) relative to baseline observed in either dose groups or between R/R and TN populations.  There was no evidence of PR interval prolongation above 240 msec.  There were no treatment-related effects on QRS duration in any of the Treatment Groups. A total of 467 ΔQTcF measurements were included in the analysis.  The population mean of baseline QTcF values was 402.0 msec with a SD of 15.2 msec.  A concentration-dependent effect of ibrutinib on QTcF was not identified.

Conclusions:  Interim analyses of the data indicated that there was no evidence of clinically significant ECG findings or QTc prolongation with continuous daily dosing of ibrutinib at either the 420 mg or 840 mg dose in patients with TN or R/R CLL.